UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

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Your Vote Matters BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT) ECAT’s annual meeting is this Wednesday, June 26. The future of your Fund and your investment is on the line—make your voice heard today. BlackRock and your Board continue to deliver for you: Increased your distributions by 197% since 20231 Improved the discount by 14.2%, generating $231m in value for shareholders2 Implemented a discount management program providing shareholders with an additional 9.8% of annual liquidity at NAV3 Your Board nominees are trusted fiduciaries with a strong track record of protecting your long-term investment Saba’s track record is marked by self-interested actions: Saba’s true aim is a quick profit for themselves at the expense of your Fund and shareholders like you Saba’s nominees are underqualified, have zero closed-end fund expertise and are beholden to Saba’s interests, not yours Saba has never launched a closed-end fund—just taken them over. At those funds, Saba pursued riskier strategies that may no longer serve the investment goals of shareholders and have resulted in increased fees and expenses How to vote: Follow email instructions to vote online and make your voice heard BEFORE the annual meeting on June 26. Leading independent proxy advisors back BlackRock: Glass Lewis recommends voting AGAINST terminating BlackRock as investment manager and FOR ALL Board nominees. Vote today: FOR the Board’s Class I and Class II Board Member Nominees AGAINST Saba’s proposal to terminate BlackRock as ECAT’s investment manager ONLINE VOTING CLOSES AT 11:59 PM ET ON JUNE 25, 2024 ! IMPORTANT: Do NOT return any gold proxy card from Saba. Only your latest dated proxy card will count. If you have already sent back the proxy card received from Saba, you can still change your vote by promptly voting online or by phone by following the instructions on your WHITE proxy card, which will replace any prior vote you previously submitted If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-8106 Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock ESG Capital Allocation Term Trust (ECAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. BlackRock® 1 Morningstar as of 5/31/2024; Inception as of 9/28/2021 2 12/31/2022 – 5/31/2024; Morningstar/BlackRock data as of 5/31/2024 3 If the fund's common shares trade at a discount of more than 7.5% during each of the quarters ended 6/30/24, 9/30/24, 12/31/24 and 3/31/25, the fund intends to offer to repurchase 2.5% of its outstanding common shares at a price equal to 98% of NAV following the end of the applicable quarter. Figure assumes that a tender offer is triggered for each of the quarters listed above.